Articles of Amendment
to
Articles of Incorporation
of

Agronix, Inc.
(Name of corporation as currently filed with the Florida Dept. of State)

________________________________________________________
(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.") (A professional corporation must contain the word "chartered", "professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

ARTICLES FOUR

The aggregate number of shares this corporation shall be authorized to issue is one hundred ten million (110,000,000), consisting of one hundred million (100,000,000) shares of common stock, par value $0.001 and ten million (10,000,000) shares of preferred stock, par value $0.001, issuable in one or more series or classes as determined by the board of directors.